Exhibit 4.29

FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of November 7, 2019 (this “Supplemental Indenture”), is by and among Allergan Funding SCS, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 2, rue Joseph Hackin, L-1746 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B187.310 (the “Company”), the Guarantors (as defined in the Base Indenture (as defined below)) and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Company, the Guarantors and the Trustee have previously executed and delivered an indenture, dated March 12, 2015 (the “Base Indenture”), providing for the issuance by the Company from time to time of its unsecured debentures, notes, bonds or other evidences of indebtedness, to be issued in one or more series and to have such other provisions as provided in one or more supplemental indentures;

WHEREAS, the Company, the Guarantors and the Trustee have previously executed and delivered a first supplemental indenture, dated March 12, 2015 (the “First Supplemental Indenture”), providing for the issuance of the Company’s Floating Rate Notes due 2020 (the “USD FRNs”), 3.000% Senior Notes due 2020 (the “3.000% Notes”), 3.450% Senior Notes due 2022, 3.800% Senior Notes due 2025, 4.550% Senior Notes due 2035 and 4.750% Senior Notes due 2045 (collectively, the “2015 Indenture Notes” and, excluding the USD FRNs and the 3.000% Notes, the “Affected 2015 Indenture Notes”), and a second supplemental indenture, dated May 7, 2015 (the “Second Supplemental Indenture”), relating thereto;

WHEREAS, the Company, the Guarantors and the Trustee have previously executed and delivered a third supplemental indenture, dated May 26, 2017 (the “Third Supplemental Indenture”), providing for the issuance of the Company’s 0.500% Senior Notes due 2021, 1.250% Senior Notes due 2024 and 2.125% Senior Notes due 2029 (collectively, the “2017 Indenture Notes”);

WHEREAS, the Company, the Guarantors and the Trustee have previously executed and delivered a fourth supplemental indenture, dated November 15, 2018 (the “Fourth Supplemental Indenture” and, together with the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Existing Supplemental Indentures,” and the Base Indenture, as amended, supplemented or otherwise modified by the Existing Supplemental Indentures, the “Indenture”), providing for the issuance of the Company’s Floating Rate Notes due 2020, 1.500% Senior Notes due 2023 and 2.625% Senior Notes due 2028 (collectively, the “2018 Indenture Notes” and, together with the Affected 2015 Indenture Notes and the 2017 Indenture Notes, the “Notes”);

WHEREAS, Allergan plc, an Irish public limited company and the Company’s ultimate parent (“Allergan”), has entered into a definitive transaction agreement, dated June 25, 2019, by and among Allergan, AbbVie Inc., a Delaware corporation (“AbbVie”), and Venice Subsidiary LLC, a wholly-owned subsidiary of AbbVie (“Acquirer Sub”), as amended from time to time, which provides, among other things, that (i) on the terms and subject to the conditions set forth therein, Acquirer Sub will acquire Allergan pursuant to a scheme of arrangement (the “Scheme”) under Chapter 1 of Part 9 of the Irish Companies Act 2014 (the “Act”) and a capital reduction under Sections 84 to 86 of the Act (the “Acquisition”), and (ii) as a result of the Scheme, Allergan will become a wholly-owned subsidiary of AbbVie;

WHEREAS, in connection with the Acquisition, AbbVie has issued an Offering Memorandum and Consent Solicitation Statement, dated October 25, 2019 (the “Offering Memorandum and Consent

Solicitation Statement”), pursuant to which AbbVie has offered to exchange (the “Exchange Offers”) any and all outstanding Notes of each series for notes issued by AbbVie, and AbbVie (on behalf of the Company) has solicited (the “Consent Solicitations”) the Holders of the Notes of each series to direct the Trustee to execute and deliver amendments to the Indenture as set forth in Article I hereof (the “Amendments”);

WHEREAS, Section 7.02 of the Indenture provides that, with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes of each series then outstanding affected by such supplemental indenture voting as one class (the “Requisite Consents”), the Company, when authorized by a Board Resolution, the Guarantors and the Trustee may enter into a supplemental indenture for the purposes described therein;

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I of this Supplemental Indenture, and in accordance with the Consent Solicitations, as of 5:00 p.m., New York City time, on November 7, 2019, Requisite Consents have been validly delivered by Holders and not validly revoked and the Company has delivered to the Trustee the Requisite Consents which constitute an Act of Holders of the Notes of each series for the Notes of such series to enter into this Supplemental Indenture to effect the Amendments under the Indenture; and

WHEREAS, the Company hereby requests that the Trustee join with the Company and the Guarantors in the execution of this Supplemental Indenture and the Company has provided the Trustee with a Board Resolution authorizing the Company’s execution of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes of each series as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1Amendments to the Indenture.

The following provisions of the Indenture and all references thereto in the Indenture will be deleted in their entirety and the Company and the Guarantors shall be released from their respective obligations under the following provisions of the Indenture with respect to each series of Notes, provided that the section or article numbers, as applicable, will remain and the word “[reserved]” shall replace the title thereto:

•	Section 4.04. Reports;
•	Section 4.05. Compliance Certificate;
•	Section 4.06. Taxes;
•	Section 4.08. Liens;
•	Section 4.09. Holding Company Status;
•	Section 4.10. Limitation on Sale and Leaseback Transactions;

•	Section 4.12. Calculation of Original Issue Discount;
•	Article 8. Merger, Amalgamation, Consolidation or Sale of Assets; and
•	Article 12. Security Guarantees.

Failure to comply with the terms of any of the foregoing provisions of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture with respect to each series of Notes.

Subsections 5.01(d)-(i) (inclusive) under Section 5.01. Events of Default of the Indenture shall be deleted in their entirety with respect to each series of Notes, including all references thereto, provided that the section numbers will remain and the word “[reserved]” shall replace the title thereto.

All definitions set forth in the Indenture that relate to defined terms used solely in provisions deleted hereby shall be deleted in their entirety with respect to each series of Notes, including all references thereto.

ARTICLE II

MISCELLANEOUS

Section 2.1Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture and the rules of construction contained in the Base Indenture will apply equally to this Supplemental Indenture.

Section 2.2Effect of Supplemental Indenture.This Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The provisions of this Supplemental Indenture are intended with respect to the Notes to supplement those of the Indenture as in effect immediately prior to the execution and delivery hereof. The Indenture shall remain in full force and effect except to the extent that the provisions of the Indenture are expressly modified by the terms of this Supplemental Indenture with respect to the Notes. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to each series of Notes, the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 2.3Governing Law.The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.4Trustee’s Disclaimer.The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 2.5Trust Indenture Act Controls.If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.

Section 2.6Counterpart Originals.The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

Section 2.7Effectiveness; Termination.This Supplemental Indenture shall become effective and binding on the Company, the Guarantors, the Trustee and every Holder of the Notes of each series heretofore or hereafter authenticated and delivered under the Indenture upon the execution and delivery by the parties of this Supplemental Indenture; provided, however, that the Amendments shall become operative only upon the consummation of the Exchange Offers and Consent Solicitations in accordance with the terms and conditions set forth in the Offering Memorandum and Consent Solicitation Statement, including the condition that the Acquisition shall have been consummated.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ALLERGAN FUNDING SCS, as the Company

By:	/s/ Pradipto Bagchi
Name: Pradipto Bagchi Title: Class A Manager

By:	/s/ Severine Lucie Canova
Name: Severine Lucie Canova Title: Class B Manager

WARNER CHILCOTT LIMITED, as a Guarantor

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey Title: Secretary

ALLERGAN CAPITAL S.À R.L., as a Guarantor

A Luxembourg société à responsabilité limitée, having its registered office at 6 rue Jean Monet, L-2180 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 178.410

By:	/s/ Stephen M. Kaufhold
Name: Stephen M. Kaufhold Title: Class A Manager

By:	/s/ Cesar Acosta
Name: Cesar Acosta Title: Class B Manager

ALLERGAN FINANCE, LLC, as a Guarantor

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey Title: President

[Signature Page to Fifth Supplemental Indenture to March 2015 Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
Name: Maddy Hughes Title: Vice President

[Signature Page to Fifth Supplemental Indenture to March 2015 Indenture]